Exhibit 10.10

CONFIDENTIALITY, NONCOMPETITION AND

NONSOLICITATION AGREEMENT

THIS CONFIDENTIALITY, NONCOMPETITION, AND NONSOLICITATION AGREEMENT (“Agreement”) is made and entered into effective on the 2nd day of January, 2007, by and among Computer Software Innovations, Inc., a Delaware corporation (“Company”), McAleer Computer Associates, Inc., an Alabama corporation (“McAleer”), and William J. McAleer, an individual and resident of the State of Alabama and the sole shareholder of McAleer (“Shareholder”)(McAleer and Shareholder collectively, the “Seller”).

WHEREAS, pursuant to an Asset Purchase Agreement among Company, McAleer and Shareholder dated November 27, 2006 (the “Purchase Agreement”), Seller has agreed to sell substantially all of the assets and business of McAleer to Company and Company has agreed to purchase such assets, subject to the terms and conditions contained therein (the “Transaction”);

WHEREAS, prior to the date of the Transaction, McAleer was in the business of education management providing computer software, hardware, forms and printing, and consultation services to school systems in the southern United States (the “Business”) and Company intends to continue and expand the Business following the Transaction;

WHEREAS, prior to the date of the Transaction, Shareholder was the President of McAleer and was in charge of the Business;

WHEREAS, Company has expressly required, as a condition to the Purchase Agreement, that Seller agrees under the terms set forth in this Agreement not to compete with the Company; and

WHEREAS, this Agreement is a material inducement to Company to enter into the Purchase Agreement and complete the Transaction.

NOW, THEREFORE, in consideration of the sums set forth below, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Seller acknowledges that through Shareholder’s ownership of McAleer, Shareholder’s participation in the management of Company’s business activities, and Shareholder’s prior relationships with the Business, Shareholder has had an opportunity to become familiar with and has made use of, acquired and/or added to confidential information of a special and unique nature and value relating to such matters as McAleer’s list of customers and potential customers, pricing information and lists, sales and marketing materials and methods, financial and competition data, employee information, payroll data, supplier relationship, supplier contracts, customer relationships, customer contracts and terms, copyrights, proprietary information, trade secrets, patents, systems, procedures, manuals, confidential reports, records, operational expertise, and the nature and type of services rendered by McAleer, the products and methods used and preferred by McAleer’s customers, and the fees paid by them (all of which are deemed for all purposes confidential and proprietary).

2. Seller further acknowledges that the Purchase Agreement would not have been entered into without the execution by Seller of this Agreement, as the terms and conditions of this Agreement are essential to the success and the future operations of Company.

3. Seller has owned various trade secrets consisting of, without limitation, customer pricing, material costs, customer lists, business practices, plans, policies, secret inventions, processes and compilations of information, records and specifications which have been conveyed to Company through the Transaction and which will be regularly used in the operation of the Business (collectively, “Company’s Secrets”). Seller has also owned information related to the development of products, costs, management policies, and plans for the operation of the Business which has been conveyed to Company through the Transaction (collectively, “Company’s Policies”). Company’s Secrets and Company’s Policies shall be referred to herein collectively as the “Trade Secrets”. Except as otherwise required by law, Seller shall not disclose any of the Trade Secrets, directly or indirectly, or use the Trade Secrets or such information in any way, either during the term of this Agreement or at any time thereafter, except with the prior written consent of Company, or its successor or assignee, which may be withheld in Company’s sole discretion. All files, records, customer lists, documents, reports, audits, projections and similar items relating to the Business, whether prepared by or on behalf of Seller or otherwise coming into the possession of Seller, shall become and remain the exclusive property of Company and shall not be removed from the premises of Company, either in original or reproduced form, under any circumstances whatsoever, without the prior written consent of Company.

4. Seller hereby agrees that during the period commencing as of the date hereof and ending five (5) years thereafter (the “Noncompete Period”), Seller shall be subject to and shall strictly comply with the following covenants not to compete with Company in the conduct of its business:

(a)	Within the geographical territory described herein below, Seller will not engage, directly or indirectly, in any business or activity of the same type and nature as that being conducted by Company during the one year period prior to the date hereof. It is understood that the term “directly or indirectly” as used herein means that Seller shall not participate as an owner, employee, agent or consultant to any business entity, whether a proprietorship, partnership, association or corporation, which engages in the prohibited activity.

(b)	Within the geographical territory described herein below, Seller will not engage, directly or indirectly, in any business or activity which requires Seller, or any person or party employed by him or whom he represents, to provide any Trade Secret to any other person or party who is then engaged in a business of the same type or nature as that being conducted by Company at the time of the execution of this Agreement.

(c)	The geographical territory to which the covenants under paragraphs 4(a) and (b) above relate consists of the following areas: North Carolina, South Carolina, Alabama, Tennessee, Louisiana, Mississippi, Florida and Georgia.

5. During the Noncompete Period, Seller shall not (whether alone or as a partner or joint venturer with any other person or entity, or as a shareholder, employee, consultant or agent of any corporation or company or as a trustee of any trust):

(a)	employ or retain any individual who is or was an employee or officer of Company during the twelve (12) month period immediately preceding the date hereof; or

(b)	contact, solicit or assist in the solicitation of any individual described in paragraph 5(a) above for the purpose of employing him or obtaining his services for hire or otherwise causing him to leave his employment or engagement with Company.

6. As consideration for this Agreement, the Company will pay (i) Five Thousand and No/100ths Dollars ($5,000.00) to McAleer and (ii) Five Thousand and No/100ths Dollars ($5,000.00) to Shareholder by check or wire transfer at the Closing of the Transaction.

7. Seller hereby acknowledges that the covenants and obligations hereunder, are of special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the actual or threatened breach of which shall result in substantial injuries and damages, for which monetary relief may fail to provide an adequate remedy at law. Accordingly, Seller agrees that Company shall be entitled, in the event of an actual or threatened breach of this Agreement, to seek remedies including but not necessarily limited to (i) temporary or permanent injunctive relief; (ii) specific performance; and (iii) monetary relief, to the extent that monetary relief may constitute an adequate remedy in whole or in part. If any proceeding for injunctive relief and/or specific performance is brought by Company to enforce the terms of this Agreement, Seller shall be deemed to have waived, and shall not assert, any claim or defense that Company has an inadequate remedy at law or that such a remedy at law does not exist. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, Company, if it prevails in such action, shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which a court of competent jurisdiction may order.

8. It is expressly recognized and acknowledged by Seller that the covenants set forth in this Agreement are reasonable and necessary for the protection of the business acquired by Company and that Company will suffer a great loss and damage should Seller breach or violate any of the stated covenants for which Company may not have an adequate remedy at law. Seller therefore agrees that in the event of a material breach of these covenants, Company shall be entitled to injunctions, both temporary and final, enjoining and restraining such breach, from a court of competent jurisdiction. Company, in a court of competent jurisdiction upon proper proof, may also sue to recover for such claims as it may have against Seller for actual damages resulting from the breach of these covenants.

9. If any one or more provisions contained in this Agreement or any other document executed pursuant to this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and the documentation executed pursuant hereto, shall not in any way be affected or impaired thereby and this Agreement shall otherwise remain in full force and effect.

10. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of South Carolina, without reference to its conflicts of law rules.

11. The parties agree that this Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous oral or written understandings concerning the subject matter hereof.

12. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Confidentiality, Noncompetition and Nonsolicitation Agreement as of the date first above written.

WITNESSES:	SELLERS:

MCALEER COMPUTER ASSOCIATES, INC.

/s/ William J. McAleer
William J. McAleer, President

/s/ William J. McAleer
William J. McAleer

COMPANY:

COMPUTER SOFTWARE INNOVATIONS, INC.

/s/ Nancy K. Hedrick
Nancy K. Hedrick, President